Exhibit 99.1

Crinetics Pharmaceuticals Expands Executive Team with Appointment of James Hassard as Chief Commercial Officer

SAN DIEGO, March 1, 2022 -- Crinetics Pharmaceuticals, Inc. (Nasdaq: CRNX), a clinical stage pharmaceutical company focused on the discovery, development, and commercialization of novel therapeutics for rare endocrine diseases and endocrine-related tumors, today announced the appointment of James Hassard as chief commercial officer. Mr. Hassard is a commercial leader with more than three decades of experience leading sales and marketing operations for both global and domestic biotechnology companies.

Scott Struthers, Ph.D., founder and chief executive officer of Crinetics, stated, “In addition to his deep biopharmaceutical experience, Jim’s background as a pharmacologist gives him valuable scientific insight that informs his commercial strategy. These are critical skills that we will leverage across our pipeline of nonpeptide drug candidates, including CRN04777 and CRN04894, which are completing Phase 1 clinical trials in congenital hyperinsulinism and disease of ACTH excess such as Cushing’s and CAH. Jim’s immediate focus will be on paltusotine, which is currently being assessed in the Phase 3 PATHFNDR program, which, if successful, is expected to support registration of paltusotine for all acromegaly patients who require pharmacotherapy.”

Prior to joining Crinetics, Jim Hassard was chief commercial officer at Arrowhead Pharmaceuticals, Inc. where he began building the company’s commercial capabilities and launch strategy for three rare disease programs. Between 2016 and 2020, Mr. Hassard was senior vice president of marketing and market access at Coherus BioSciences, Inc., where he built the company’s commercial capabilities, including patient and provider services, in advance of their first FDA-approved specialty product. Earlier in his career, Mr. Hassard held several positions over a 17-year period at Amgen Inc., in therapeutic areas including oncology, nephrology and endocrinology. Among these, he was general manager of Amgen Portugal, and U.S. brand lead for Sensipar® (cinacalcet), expanding the FDA label into a rare-endocrinology indication. Mr. Hassard earned a Bachelor of Science in pharmacology from the University of Toronto, followed by a Master’s in Business Administration from Nova Southeastern University.

“It’s an exciting time to join Crinetics,” added Mr. Hassard. “The company’s near-term need is to ensure commercial readiness in multiple geographies for paltusotine, which holds promise as a treatment for patients with acromegaly. Beyond that, I look forward to working with the team to develop strategic approaches to the company’s rich pipeline of small molecule drug candidates and am honored to be part of Crinetics’ mission to help patients with these rare endocrine disorders.”

On March 10, 2022, the company expects to grant Mr. Hassard a non-qualified stock option to purchase 160,000 shares of common stock of the company under the company’s 2021 Employment Inducement Incentive Award Plan, 25% of which will vest on February 28, 2023, and the remainder will vest in 36 equal monthly installments thereafter. The stock option will have an exercise price equal to the closing price of the company’s common stock on the Nasdaq Global Select Market on March 10, 2022. The options will be subject to the terms and conditions of the 2021 Employment Inducement Incentive Award Plan and the terms and conditions of a stock option agreement covering the grant. The stock options will be granted as an inducement material to Mr. Hassard entering into employment with Crinetics in accordance with Nasdaq Listing Rule 5635(c)(4).

About Crinetics Pharmaceuticals

Crinetics Pharmaceuticals is a clinical stage pharmaceutical company focused on the discovery, development, and commercialization of novel therapeutics for rare endocrine diseases and endocrine-related tumors. The company’s lead product candidate, paltusotine, is an investigational, oral, selective nonpeptide somatostatin receptor type 2 (SST2)

biased agonist for the treatment of acromegaly, an orphan disease affecting more than 26,000 people in the United States. A Phase 3 clinical program in acromegaly with paltusotine is underway. Crinetics also plans to advance paltusotine into a Phase 2 trial for the treatment of carcinoid syndrome associated with neuroendocrine tumors. The company is also developing CRN04777, an investigational, oral, nonpeptide somatostatin receptor type 5 (SST5) agonist for congenital hyperinsulinism, as well as CRN04894, an investigational, oral, nonpeptide ACTH antagonist for the treatment of congenital adrenal hyperplasia, Cushing’s disease, and other diseases of excess ACTH. All of the company’s drug candidates are new chemical entities resulting from in-house drug discovery efforts and are wholly owned by the company.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts contained in this press release are forward-looking statements, including statements regarding the potential to advance Crinetics’ ongoing clinical programs and bring additional therapeutic candidates into the clinic; Crinetics’ plan to complete Phase 1 clinical trials for CRN04894 and CRN04777; and the ongoing Phase 3 trials of paltusotine in acromegaly and the potential of such trials to support registration of paltusotine for acromegaly patients. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including risks and uncertainties inherent in Crinetics’ business, including unexpected adverse side effects or inadequate efficacy of the company’s product candidates that may limit their development, regulatory approval and/or commercialization, the company’s dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; the success of Crinetics’ clinical trials and nonclinical studies and the other risks and uncertainties described in the company’s periodic filings with the SEC. The events and circumstances reflected in the company’s forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Additional information on risks facing Crinetics can be found under the heading “Risk Factors” in Crinetics’ periodic reports, including its annual report on Form 10-K for the year ended December 31, 2020, filed with the SEC. Except as required by applicable law, Crinetics does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Contacts:

Marc Wilson

Chief Financial Officer

IR@crinetics.com

(858) 450-6464

Investors / Media:
Corey Davis
LifeSci Advisors, LLC
cdavis@lifesciadvisors.com
(212) 915-2577

Aline Sherwood
Scienta Communications
asherwood@scientapr.com
(312) 238-8957